F-Series Posts Best April Results in 18 Years While New Expedition Climbs 26 Percent At Retail; New Navigator Retail Sales Jump 135 Percent

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APRIL 2018 SALES

	Total Vehicle	Retail	Fleet	Truck	SUV	Car
U.S. Sales	**204,651**	**137,049**	**67,602**	**92,338**	**69,940**	**42,373**
Versus April 2017	-4.7%	-2.6%	-8.6%	0.9%	-4.6%	-15.0%

HIGHLIGHTS

- **Ford Motor Company U.S. sales for April** totaled 204,651 vehicles – a 4.7 percent decline
- **Fleet performance is down 8.6 percent** due to order timing, with sales of 67,602 vehicles
- **Ford's overall transaction prices are** almost $4,000 higher than the industry average, at $36,300 per vehicle, while retail sales declined 2.6 percent
- **Ford F-Series now marks 12 straight months of year-over-year gains,** posting its best April performance since 2000 on total sales of 73,104 trucks
- **Retail sales of the all-new Ford Expedition jumped 25.8 percent last month,** as dealer inventories continue to expand. Expedition is spending just 17 days on dealer lots on average
- **All-new Ford EcoSport sales had it's best monthly sales to date;** sales totaled 5,277 SUVs for April. Some of our strongest sales regions for EcoSport last month were New York, Boston, and Philadelphia
- **Retail sales of Lincoln Navigator soared in April, with the all-new SUV up 135.0 percent;** customer orders continue to exceed supply, with overall average transaction prices up $26,300 over year-ago levels

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About Ford Motor Company

Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 202,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.



"The industry continues to operate at historically strong levels. We are seeing this with our F-Series trucks, which have now posted 12 consecutive months of year-over-year gains. The market continues to strongly favor well-equipped SUVs and trucks and our F-Series and new Expedition and Lincoln Navigator are capitalizing on this generational shift."

– Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service

KEY VEHICLES



2018 Ford Super Duty

F-Series is now reporting 12 consecutive months of year-over-year increases, with top trim level Lariat, King Ranch, Platinum and Limited Super Duty pickups representing 49 percent of sales. Overall F-Series average transaction pricing gained $900 last month.



2018 Ford Expedition

Expedition is spending an average of just 17 days on dealer lots, as retail sales show a gain of 25.8 percent last month. Our West region is reporting the highest growth, with retail sales up 59 percent. Average transaction prices are up $12,100 over year-ago levels.



2018 Ford EcoSport

EcoSport volumes continue to grow, with April marking the highest volumes yet – 5,277 SUVs sold. We continue to see a strong mix of 1.0-liter EcoBoost®-powered vehicles, at more than 40 percent.



2018 Lincoln Navigator

Navigator sales are up 135 percent at retail and 122 percent overall. Average time on dealer lots remains a quick 13 days overall, just 10 days for Black Label. We're seeing triple-digit increases in every region, with the West producing the most sizable gains - 188 percent. Average transaction pricing is up $26,300, at $81,200.

APRIL 2018 INVENTORY/FLEET RESULTS

FORD MOTOR COMPANY

APRIL 2018

	April 2018		April CYTD	
Fleet Segment	**Percent of Total Sales**	**YOY Change**	**Percent of Total Sales**	**YOY Change**
Rental	13.3%	(2.1) points	15.0%	(0.4) points
Commercial	13.6%	1.1 points	12.9%	0.9 points
Government	6.1%	(0.4) points	5.7%	(0.4) points
Total Fleet	33.0%	(1.4) points	33.6%	0.1 points

	April 2018		March 2018		April 2017	
Gross Stock (incl. in-transit)	**Units at Month-End**	**Days' Supply**	**Units at Month-End**	**Days' Supply**	**Units at Month-End**	**Days' Supply**
Cars	175,294	99	170,575	91	167,779	87
SUVs	247,517	85	236,709	80	196,668	70
Trucks	313,600	82	311,873	80	323,523	92
Total	736,411	86	719,157	82	687,970	83

	April 2018		March 2018		April 2017	
Dealer Stock (on ground)	**Units at Month-End**	**Days' Supply**	**Units at Month-End**	**Days' Supply**	**Units at Month-End**	**Days' Supply**
Cars	136,201	77	130,424	69	138,063	72
SUVs	195,019	67	190,326	65	170,863	61
Trucks	248,479	65	251,375	64	284,684	81
Total	579,699	68	572,125	66	593,610	72

CONTACT

Erich Merkle
313.806.4562
emerkle2@ford.com